September 11, 2015

Cross Shore Discovery Fund

c/o Huntington Asset Services, Inc.

2960 N. Meridian Street, Suite 300

Indianapolis, Indiana 46206

Ladies and Gentlemen:

We have acted as counsel to Cross Shore Discovery Fund, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Pre-Effective Amendment No. 1 under the Securities Act of 1933, as amended, and Amendment No. 1 under the Investment Company Act of 1940, as amended, to the Trust’s Registration Statement on Form N-2 (File Nos. 333-204814, 811-22976) for the purpose of registering: (1) shares of beneficial interest of Cross Shore Discovery Fund (“Shares”), the Trust’s sole series under the Securities Act of 1933, as amended (the “1933 Act”); and (2) for resale of shares of beneficial interest issued prior to the effective date of the Trust’s initial registration statement on Form N-2 declared effective on January 30, 2015 (File Nos. 33-196691 and 811-22976) (the “Pre-Effective Shares”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the following documents, and have made such other investigation as we deemed appropriate:

(a) A certificate of the Secretary of State of the State of Delaware, dated July 23, 2015, as to the existence of the Trust;

(b) The Trust’s Agreement and Declaration of Trust dated May 20, 2014 (the “Trust Instrument”)

(c) The Trust’s Certificate of Trust dated May 20, 2014;

(d) The Trust’s By-Laws dated May 20, 2014 (the “By-Laws”);

(e) Copies of certain resolutions (the “Resolutions”) adopted and approved by the Board with respect to the Fund and the issuance of Shares;

(f) A certificate of the Secretary of the Trust with respect to certain matters, dated on or about the date hereof; and

Cross Shore Discovery Fund

September 11, 2015

(g) A copy of the Registration Statement.

For various facts that are material to our opinion, we have relied, without further inquiry, upon representations made in the foregoing documents and upon the certificate of the Secretary of the Trust.

With respect to all documents that we examined, we have assumed (i) the authenticity of documents submitted to us as authentic originals, (ii) the conformity of all documents submitted to us as copies with the originals of such documents, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Instrument constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust and the issuance of Shares of beneficial interest thereunder; (ii) that the Trust Instrument, the By-Laws and the Certificate of Trust are in full force and effect and have not been amended, except as described above; (iii) the due formation and organization and valid existence in good standing under the laws of the jurisdiction governing its organization or formation, of each party to the documents that we examined; (iv) the legal capacity of natural persons who are parties to the documents that we examined; (v) that each of the parties (other than the Trust) to the documents that we examined had and has the power and authority to execute and deliver such documents, and to perform its obligations thereunder; (vi) the due authorization, execution and delivery of all documents that we examined by all parties thereto; (vii) the payment by each person to whom the Trust has issued Pre-Effective or will issue Shares (collectively, the “Shareholders”) for such Pre-Effective Shares or Shares, in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement; and (viii) that the Pre-Effective Shares have been and Shares are issued and sold to the Shareholders in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States and the laws of the State of Delaware that, in our experience, are generally applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

(1) the Pre-Effective Shares when sold and paid for upon the terms of the Registration Statement will be validly issued, fully paid and nonassessable; and

(2) when Shares are issued and paid for upon the terms provided in the Registration Statement they will be validly issued, fully paid and nonassessable.

Cross Shore Discovery Fund

September 11, 2015

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to this firm in the Prospectus and Statement of Additional Information that will be filed as part of the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Bernstein Shur

BERNSTEIN, SHUR, SAWYER & NELSON

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